Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by AVROBIO, Inc. (the “Company”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of the Company following its merger with Tectonic Therapeutic, Inc. (which shall be known as Tectonic Therapeutic, Inc.) as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 15, 2024

By:	/s/ Stefan Vitorovic
Name:	Stefan Vitorovic